                                                                   Exhibit 10.21

                          THIRD SUPPLEMENTAL AGREEMENT
                    FOR THE SALE OF ELECTRIC ENERGY FROM THE
                           SCRUBGRASS GENERATION PLANT
                    ----------------------------------------


         This THIRD SUPPLEMENTAL AGREEMENT, made and entered into this 13th day of August, 1990 by and between Pennsylvania Electric Company, a public utility corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("Penelec" or "Company"), and Scrubgrass Power Corp., a Pennsylvania corporation ("SPC"), both Penelec and SPC hereinafter sometimes referred to collectively as the "Parties" or individually as a "Party."

                              W I T N E S S E T H :

         WHEREAS , Penelec is a Pennsylvania public utility corporation engaged in the production, transmission and distribution of electric energy; and

         WHEREAS, SPC is a corporation which has undertaken to acquire, construct, install and operate a certain waste-fired electric generating installation in Scrubgrass Township, Venango County, Pennsylvania ("Facility"); and

         WHEREAS, Penelec and SPC entered into an agreement dated August 7, 1987, for the sale and purchase of electric energy produced by the Facility ("Power Purchase Agreement"); and

         WHEREAS, the Parties amended the Power Purchase Agreement in a supplemental agreement dated February 22, 1989, ("Supplemental Agreement") for purposes of modifying the construction expenditures incurred by SPC at the Facility; and
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         WHEREAS, the Parties further amended the Power Purchase Agreement, as amended, in a second supplemental agreement dated September 27, 1989, ("Second Supplemental Agreement") for purposes of extending the Commercial Operation Date for the Facility and modifying the amount of liquidated damages in connection therewith; and

         WHEREAS, the Parties presently desire to extend further the Commercial Operation Data for the Facility, to modify the due date for security for liquidated damages in connection therewith, to extend the term of the Power Purchase Agreement and to modify the pricing for services;

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties, INTENDING TO BE LEGALLY BOUND HEREUNDER, hereby covenant, promise and agree as follows:

         1. Unless specifically stated otherwise in this Third Supplemental Agreement, the Power Purchase Agreement, the Supplemental Agreement and the Second Supplemental Agreement shall remain in full force and effect and bind the Parties thereto and hereto in accordance with their respective terms.

         2. All defined terms contained in the Power Purchase Agreement, the Supplemental Agreement and the Second Supplemental Agreement shall be equally applicable to this Third Supplemental Agreement unless otherwise stated herein.

         3. This Third Supplemental Agreement shall be in full force and effect, binding upon the Parties hereto and enforceable in accordance with its terms, only upon its execution by the Parties hereto and after the issuance of a valid, binding and final order of the Pennsylvania Public Utility Commission
("PaPUC"), acceptable in form and substance to the Company in its sole discretion, approving the full and current recovery by the Company from its
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                                       3

customers of all payments, costs and charges proposed to be paid to SPC by the Company for electric energy generated by the Facility and delivered to the Company under this Third Supplemental Agreement. Penelec shall advise SPC in writing of its acceptance or rejection of the PaPUC order specified above within thirty (30) days after receipt by Penelec of such PaPUC order. The date on which Penelec advises SPC in writing of its acceptance of the PaPUC order referenced herein shall be deemed to be the Effective Date of this Third Supplemental Agreement ("Effective Date").

         4. The first sentence of Section A, paragraph 2 of the Power Purchase Agreement is hereby rescinded and replaced with the following:

         "The term of this AGREEMENT shall be for a period of twenty-five (25) years commencing with the date the Facility is declared in writing by SPC to be in commercial operation ("Commercial Operation Date").

         5. (a) Notwithstanding anything contained to the contrary in the Power Purchase Agreement, the Supplemental Agreement and the Second Supplemental Agreement, the anticipated Commercial Operation Date for the Facility shall be the earlier of (i) thirty (30) months after the Effective Date or (ii) thirty
(30) months after the date of written notification by SPC to Penelec advising Penelec of when the close of construction financing and release of funds for the Facility is to occur ("Notice Date"), provided that said written notification shall occur prior to the close of construction financing and release of funds for the Facility. In addition, the Commercial Operation Date shall not occur prior to twenty-seven (27) months after the earlier of the Effective Date or the Notice Date.

            (b) Notwithstanding anything contained to the contrary in the Power Purchase Agreement, the Supplemental Agreement and the Second Supplemental
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                                       4

Agreement, Penelec shall have no obligation to purchase or accept delivery of any electric energy produced by the Facility prior to twenty-four (24) months after the earlier of the Effective Date or the Notice Data.

         6. Section A. paragraph 4 of the Power Purchase Agreement as amended by the Supplemental Agreement and the Second Supplemental Agreement is hereby rescinded and is replaced with the following:

         "4. Notwithstanding anything contained in this AGREEMENT to the contrary, if the Commercial Operation Data has not occurred on or prior to thirty (30) months after the earlier of the Effective Date or the Notice Date, for a reason other then force majeure, the Company may terminate this AGREEMENT unless prior to such date SPC demonstrates to the Company's reasonable satisfaction that SPC:

                  (a) Has commenced and there is ongoing a program of continuous construction of the Facility pursuant to which SPC has incurred direct construction expenditures of not less than Eighty million dollars ($80,000,000.00): and

                  (b) Has furnished the Company with a revised construction schedule for the Facility under which the Facility will be in operation not later than forty-two (42) months after the earlier of the Effective Date or the Notice Date. In such event, the Commercial Operation Date shall occur no later than forty-two (42) months after the earlier of the Effective Date or the Notice Date."


         7. Section C, paragraphs 2(b), 2(c) and 2(d) of the Power Purchase Agreement as amended by the Supplemental Agreement and the Second Supplemental Agreement are hereby rescinded and replaced with the following:

                  "(b) For each month of calendar year 1993, commencing with the Commercial Operation Date, Penelec shall pay SPC a uniform rate of 6.86 cents per kWh during on-peak hours and 3.18 per kWh during off-peak hours (See Section K, paragraphs 4 and 5, for definition of on-peak and off-peak hours), and thereafter, Penelec shall escalate said on-peak and off-peak rates by five percent (5%) each year, compounded annually, up to and including the end of calendar year 1999.

                  (c) For each month of calendar years 2000 through 2004,
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         Penelec shall pay SPC, as calculated by the Company on an hourly on-peak and off-peak basis, the higher of (i) a uniform rate of 9.64 cents per kWh during on-peak hours and 4.46 cents per kWh during off-peak hours for calendar year 2000, and thereafter, Penelec shall escalate said on-peak and off-peak rates by five percent (5%) each year, compounded annually, up to and including the end of calender year 2004 or (ii) the average PJM Billing Rate for the month less fifteen percent (15%) per kWh as calculated by the Company on an hourly on-peak and off-peak basis."

                  (d) For each month of calendar years 2005 through 2012, Penelec shall pay SPC, as calculated by the Company on an hourly on-peak and off-peak basis, the rates as set forth in Table 1 below, but no less, on an average basis, than the rates as set forth in Table 2 below:


                                     Table 1
                                     -------

Rate = Fixed Component, as set forth below, plus a Variable Component consisting of 75% of the annual average on-peak and off-peak PJM Billing Rates for the calendar years 2002, 2003 and 2004, said Variable Component to be adjusted on an annual basis by the percentage change in the GNPD.

                                          Fixed (c/kWb)
                                          -------------
      Year                         On-Peak             Off-peak
      ----                         -------             --------
      2005                           4.56                2.11
      2006                           4.75                2.20
      2007                           5.13                2.37
      2008                           5.28                2.44
      2009                           5.87                2.71
      2010                           6.60                3.05
      2021                           7.33                3.39
      2012                           7.77                3.59


                                    Table 2
                                    -------

Rate = 95% of the figures set forth in Appendix 1A, attached hereto and a part hereof, as adjusted on an annual basis by the percentage change in the GNPD, as follows:

r = p * 0.95 * (1-((l-((1+1)/'/ (y-1993)) + (1.05/'/ (y-1993))) + 2))

where:   r =  rate in cents/kWh
         P =  forecast amount in year "y" as set forth in said Appendix lA
         i = the average actual annual general inflation as measured by the annual compound percentage growth rate between the GNPD Index for year "y" and the
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              GNPD Index for year "n":
              ((GNPD Index, + GNPD Index,)/'/(1+(y-n)))-1

 GNPD Index = the annual Gross National Product Implicit Price Deflator
              ("GNPD"), Index 310, referenced in Table 1131 (Other Important Economic Movements; Prices, Wages, and Productivity; Price Movements) of the United States Department of Commerce, Bureau of Economic Analysis, Monthly Business Conditions Digest. (Index
                                         --------------------------
              base: 1982-100)

         y =  year for which "r" is being determined

         n = the first year of the Power Purchase Agreement, as amended by the Supplemental Agreement, the Second Supplemental Agreement and this Third Supplemental Agreement commencing with the Commercial Operation Date

       /'/ =  raise to the power

              (e) For each month of calendar years 2013 through 2017, Penelec shall pay SPC, as calculated by the Company on an hourly on-peak and off-peak basis, the rate paid for calendar year 2012 adjusted on an annual base by the percentage change in the GNPD less one percent."

         8. (a) The Parties agree that SPC shall have a "grace" period of three
(3) months, i.e. a total of thirty-three (33) months after the earlier of the Effective Date or Notice Date, for the occurrence of the Commercial Operation Date, force majeure notwithstanding, and still retain the methodology and rates for pricing for services for the calendar year in which the Commercial Operation Date occurs as set forth in Section 7 hereof.

            (b) In the event the Commercial Operation Date has not occurred by thirty-three (33) months after the earlier of the Effective Date or the Notice Date, force majeure notwithstanding, for each month or portion thereof of delay in the occurrence of the Commercial Operation Date beyond said thirty-three (33) month period, force majeure notwithstanding, the methodology and rates for pricing for services set forth in Section 7 hereof for each calendar year shall be extended by two (2) months, up to and including thirty-six (36) months after the earlier of the Effective Date or the Notice Date. For each month or portion thereof of delay in the occurrence of the Commercial Operation Date beyond said
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thirty-six (36) month period, force majeure notwithstanding, the methodology and rates for pricing for services set forth in Section 7 hereof for each calendar year shall be extended by one (1) month, up to and including forty-two (42) months after the earlier of the Effective Date or the Notice Date. Such additional months or portions thereof shall be hereinafter referred to as the "Extended Period."

         (c) In the event the Commercial Operation Date has not occurred by forty-two (42) months after the earlier of the Effective Date or the Notice Date, Penelec shall have the absolute right to terminate the Power Purchase Agreement as amended by the Supplemental Agreement, the Second Supplemental Agreement and this Third Supplemental Agreement without any liability or responsibility whatsoever.

         (d) In the event the provisions contained in Section 8(b) above become operative, the Parties expressly agree that the methodology and rates for pricing for services as set forth in Section 7 during the calendar year in which the Commercial Operation Date occurs shall be adjusted as provided in Section 7 hereof at the end of the Extended Period and every twelve (12) months thereafter.

         9. Section E, paragraph 1 (a) of the Power Purchase Agreement is hereby rescinded and is replaced with the following:


         "1. (a) SPC and the Company hereby agree that a Suspense Account shall be established, effective on the Commercial Operation Date, to determine the cumulative difference between the payments to be made by the Company to SPC under this AGREEMENT ("Contract Rate") and an associated, forecasted rate ("Projected Rate") as more fully set forth and shown on Appendix 4A, attached hereto and made a part hereof."

         10. Appendix 4 to the Power Purchase Agreement is hereby deleted in its entirety.
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                                       8


         11. Section T, paragraph 7 of the Power Purchase Agreement as amended by the Second Supplemental Agreement is hereby rescinded and is replaced with the following:

         "7. In no event shall a force majeure condition or event asserted at any time by SPC under the AGREEMENT, extend, modify or otherwise alter the final anticipated Commercial Operation Date of forty-two (42) months after the earlier of the Effective Date or the Notice Date, as specified in Section A, paragraph 4(b)."


         12. Section X, paragraph 1(c) of the Power Purchase Agreement as amended by the Second Supplemental Agreement is hereby rescinded and is replaced with the following:

         "(c) If the Facility is not constructed and operating by thirty (30) months after the earlier of the Effective Date or the Notice Date, unless extended in accordance with Section A, paragraph 4 of this AGREEMENT or by the occurrence of a force majeure event."


         13. Section Y of the Power Purchase Agreement as amended by the Second Supplemental Agreement is hereby rescinded and is replaced with the following:


         "Y. Liquidated Damages
         ----------------------

         1. If SPC shall abandon or fail to complete construction of the Facility or otherwise fail to have the Facility in Commercial Operation by thirty (30) months after the earlier or the Effective Date or the Notice Date, or if this AGREEMENT is terminated by Penelec under Section X hereof, it is acknowledged and agreed that the Company will suffer damage which, as the result of the Company's dependence upon the delivery of SPC's capacity hereunder, the Company would be unable to mitigate fully.

         2. The Company and SPC agree that the amount of actual damages suffered by the Company under the foregoing circumstances would be difficult or impossible to measure. Therefore, the Company and SPC agree as follows:

                  (a) If SPC abandons completion of the Facility between the earlier of the Effective Date or the Notice Date and thirty (30) months after the earlier of the Effective Date or the Notice Date, or otherwise fails to complete construction of the Facility and have it operating and in Commercial Operation by thirty (30) months after
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         the earlier of the Effective Date or the Notice Date, unless extended by force majeure, SPC shall pay to the Company a one time liquidated damage amount equal to Ten dollars ($10.00) per KW of the anticipated capacity of the Facility of 80,000 KW. SPC shall secure payment of this liquidated damage amount by providing to the Company, no later than three (3) business days after the execution of this Third Supplemental Agreement by the Parties, a noncancellable surety or performance bond or an irrevocable bank letter of credit, in form and substance reasonably acceptable to the Company, upon which the Company can draw if the Facility is abandoned prior to, is not complete and operating by, or is not in Commercial Operation by thirty (30) months after the earlier of the Effective Date or the Notice Date, unless extended by force majeure. The requirement for the aforesaid security will terminate upon the Commercial Operation Date.

                  (b) SPC shall execute any and all documents reasonably necessary to assure that Penelec's claim to and interest in said security is perfected."

         14. This Third Supplemental Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         15. This Third Supplemental Agreement shall inure to the benefit of and be binding upon the Company, SPC and their respective successors and assigns.

         IN WITNESS WHEREOF, the Parties hereto have caused this Third Supplemental Agreement to be executed by their duly authorized representatives as of the date first set forth above.


Attest:                                           PENNSYLVANIA ELECTRIC COMPANY

    [SIGNATURE ILLEGIBLE]                         By: [SIGNATURE ILLEGIBLE]
------------------------------------              ------------------------------
      Assistant Secretary                                 Vice President


Attest:                                           SCRUBGRASS POWER CORP.

/s/ Bayard R. Kraft II                            By:/s/ Joseph E. Cresci
------------------------------------              ------------------------------
           Secretary                                          President